Loan No. ____________




                     RENEWAL AND SUBSTITUTE PROMISSORY NOTE
                              Salt Lake City, Utah

                                  June 30, 2000


$15,000,000.00

         1. Promise to Pay. For value received, Evans & Sutherland Computer Corporation, a Utah corporation ( "Borrower"), and Evans & Sutherland, GMBH, a German limited company; Evans & Sutherland, Ltd., a U.K. public limited company; and Evans & Sutherland Graphics Corporation, a Utah corporation (collectively "Additional Obligors"), jointly and severally, promise to pay to the order of Zions First National Bank, a national banking association ("Lender"), at its office at P.O. Box 25822 One South Main Street, in Salt Lake City, Utah 84125, or at such other place as Lender may from time to time designate, in lawful money of the United States of America, the principal sum of Fifteen Million Dollars ($15,000,000.00), or so much of that sum as may be advanced under this Renewal and Substitute Promissory Note (the "Promissory Note") by any holder, together with all other advances made pursuant to this Promissory Note (collectively the "Principal Indebtedness"), plus interest as computed below. This Promissory Note is referred to in and arises out of a Loan Agreement dated the Closing Date (the "Loan Agreement") between Borrower and Lender and is secured by the Collateral.

         2. Interest. The outstanding balance of the Principal Indebtedness shall bear interest from the Closing Date at a variable interest rate of four percent (4%) per annum above Lender's Prime Rate (as defined below). Interest shall accrue daily on the outstanding balance of the Principal Indebtedness both before and after judgment, and shall be calculated on the basis of a 360-day year. Interest is computed on a 360-day year simple interest basis by applying the ratio for the annual interest rate over a year of 360 days (365/360), multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. The applicable annual total interest rate, as computed in accordance with the foregoing, shall be adjusted with each change of the Prime Rate, effective on the date of the change in the Prime Rate.


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                                       2

         As used in this Promissory Note, the term "Prime Rate" shall be deemed to mean an index which is determined daily by the published commercial loan variable rate index held by any two of the following banks: Chase Manhattan Bank, Wells Fargo Bank N.A., and Bank of America N.A. In the event no two of the above banks have the same published rate, the bank having the median rate will establish Lender's Prime Rate. If, for any reason beyond the control of Lender, any of the aforementioned banks becomes unacceptable as a reference for the purpose of determining the Prime Rate used herein, Lender may, five days after posting notice in Lender's bank offices, substitute another comparable bank for the one determined unacceptable. As used in this paragraph, "comparable bank" shall mean one of the ten largest commercial banks headquartered in the United States of America. This definition of Prime Rate is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the variable interest rate used herein. It is not the lowest rate at which Lender may make loans to any of its customers, either now or in the future.

         3. Payments. Accrued interest computed in accordance with the foregoing shall be due and payable on May 1, 2000 and thereafter on the first day of each and every month thereafter to and including March 30, 2001, when the total unpaid Principal Indebtedness and all accrued and unpaid interest thereon shall be due and payable in full. Checks will constitute payment only when collected.

         4. Lender's Expenditures. Borrower and Additional Obligors agree to pay on demand any reasonable expenditures made by Lender in accordance with the Loan Documents, including, but not limited to, the payment of taxes, insurance premiums, costs of maintenance and preservation of the Property, common expense and other assessments relating to the Property, and attorney fees and costs incurred in connection with any matter pertaining hereto or to the security pledged to secure the Principal Indebtedness or any portion thereof (collectively the "Lender Expenditures"). At the election of Lender, all Lender Expenditures may be added to the unpaid balance of this Promissory Note and become a part of and on a parity with the Principal Indebtedness secured by the Trust Deed and shall accrue interest at such rate as may be computed from time to time in the manner prescribed in this Promissory Note.

         5. Prepayment. Borrower and Additional Obligors shall have the right, from time to time and at any time, to prepay all, or any part, of the Loan at any time or times prior to the maturity of the Loan without payment of any premium or penalty. Borrower and Additional Obligors agree that any prepayment shall be made to Lender in the form of cash or equivalent prior to 3:00 p.m. Mountain Time to facilitate investment of such prepayment funds for account of Lender. In the event this deadline is not met, interest will continue to accrue on the unpaid loan balance at the rate specified herein through and including Lender's next regular banking day.

         6. Late Charge. If any payment is fifteen (15) days or more late, Borrower and Additional Obligors will be charged five percent (5%) of the regularly scheduled payment or $50.00, whichever is greater. The imposition of a late charge does not in any way extend any payment date or the maturity date of the Note.


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                                       3

         7. Default Interest Rate. If default occurs in the payment of any principal or interest past any applicable grace or cure period, or if any Event of Default occurs under the Loan Documents, time being the essence hereof, then
(a) the entire unpaid balance, shall, at the election of the holder of this Promissory Note and without notice of such election, become immediately due and payable in full, and (b) without notice and whether or not the principal balance has been accelerated, all outstanding principal shall bear interest at a default rate from the date when due until paid, both before and after judgment, which default rate shall be six percent (6%) per annum above Lender's Prime Rate. If this Promissory Note becomes in default or payment is accelerated, Borrower and Additional Obligors agree to pay to the holder of this Promissory Note all collection costs, including reasonable attorney fees and legal expenses, in addition to all other sums due under this Promissory Note.

         8. Application of Payments. Any and all payments by Borrower and/or Additional Obligors under this Promissory Note shall be applied as follows: first, to the repayment of any Lender Expenditures advanced by Lender under this Promissory Note or pursuant to the Loan Documents; second, to the payment of any late charges; third, to the payment of accrued interest on the Principal Indebtedness; and fourth, to the payment of the Principal Indebtedness.

     9. Extension. The time for any payment required under this Promissory Note may be extended from time to time at the election of Lender. Acceptance by Lender of additional security or guarantees for the performance of the terms and provisions contained in this Promissory Note shall not in any way affect the liability of Borrower or Additional Obligors.

     10. Governing Law. This Promissory Note shall be governed by and construed in accordance with the laws of the State of Utah.

         11. Interest Limitation. All agreements between the parties to this Promissory Note and the holder of this Promissory Note are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of deferment or advancement of the proceeds of the Loan evidenced by this Promissory Note, acceleration of maturity of the Loan, or otherwise shall the amount paid or agreed to be paid to holder for the use, forbearance or detention of the money to be loaned under this Promissory Note exceed the maximum interest rate permissible under applicable law. If, from any circumstance whatsoever, fulfillment of any provision of this Promissory Note or of any other agreement between the parties to this Promissory Note and the holder, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity. In the event that any payment is received by the holder of this Promissory Note which would otherwise be deemed to be a payment of interest in excess of the maximum allowed by law, such payment shall be deemed to have been paid on account of principal at the time of receipt. This provision shall never be superseded or waived and shall control every other provision of this Promissory Note and all agreements between the parties and the holder of this Promissory Note.

     12. Defined Terms. Unless otherwise defined in this Promissory Note, capitalized terms hereinafter used have the meanings given them in the Loan Agreement.

         13. Renewal Note. This Renewal and Substitute Promissory Note replaces and renews the Promissory Note dated March 31, 2000 executed by Borrower in the amount of $15,000,000.00 and is being executed in connection with the Second Loan Modification Agreement dated June 30, 2000 and entered into between Borrower, Additional Obligors and Lender.


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                                       4

         DATED:   June 30, 2000.

                                     BORROWER

                                     EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation


                                     By: /s/ Richard J. Gaynor
                                        ---------------------------
                                     Richard J. Gaynor
                                     Vice President and Chief Financial Officer



                                     ADDITIONAL OBLIGORS

                                     EVANS & SUTHERLAND, GMBH,
                                     a German limited company



                                     By: /s/ David Janke
                                        ---------------------------
                                     David Janke
                                     Its: Managing Director

                                     EVANS & SUTHERLAND, LTD.,
                                     a U.K. public limited company



                                     By: /s/ Stuart Anderson
                                        ---------------------------
                                     Stuart Anderson
                                     Its: Managing Director

                                     EVANS & SUTHERLAND GRAPHICS CORPORATION, a Utah corporation



                                     By: /s/ Mark McBride
                                        ---------------------------
                                     Mark McBride
                                     Its: Secretary